As filed with the Securities and Exchange Commission on August 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACKINAC FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Michigan	38-2062816
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

Mackinac Financial Corporation

130 South Cedar Street

Manistique, MI 49854

Telephone: (888) 343-8147

(Address of Principal Executive Offices, including Zip Code
and Telephone Number)

MACKINAC FINANCIAL CORPORATION

2012 INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Ernie R. Krueger

Executive Vice President/Chief Financial Officer

Mackinac Financial Corporation

130 South Cedar Street

Manistique, Michigan 49854

(Name, Address, including Zip Code, and Telephone Number,
including Area Code,
of Agent for Service)

Copy to:

Phillip D. Torrence, Esq.

Honigman Miller Schwartz and Cohn LLP

350 East Michigan Avenue, Suite 300

Kalamazoo, Michigan 49007

(269) 337-7702

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐  Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)  Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	757,848	$6.30	$4,774,442.40	$547.16

(1)         Represents shares of common stock issuable under the Mackinac Financial Corporation 2012 Incentive Compensation Plan effective May 22, 2012 (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high ($6.50) and low ($6.26) sales price for the Common Stock of the registrant on the listed as quoted on the NASDDAQ Stock Market, LLC on August 6, 2012, a date within 5 business days prior to the date of filing of this registration statement.

EXPLANATORY NOTE

This Registration Statement relates to 757,848 shares of Common Stock, no par value of Mackinac Financial Corporation which have been reserved for issuance under the Plan.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents By Reference.

The following documents filed with the Commission by Mackinac Financial Corporation (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)                                              The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 30, 2012;

(b)                                              The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 15, 2012;

(c)                                               The Company’s Current Reports on Form 8-K filed with the Commission on February 9, 2012, March 28, 2012, May 2, 2012, May 23, 2012 (two filings); May 31, 2012, July 9, 2012 and May 31, 2012; and

(d)                                              The description of the Company’s Common Stock contained in the Registration Statement on Form S-2/A (SEC File No. 333 06017) filed with the Commission on July 19, 1996 and any amendment or report filed for the purpose of updating such description.

In addition, all documents the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

Sections 561-571 of the Michigan Business Corporation Act, as amended (the “MBCA”), grants the Company broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company’s best interests, except that no indemnification may be made if such person is adjudged to be liable to the Company unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred by him or her in connection therewith.

The Company’s Articles of Incorporation contain provisions entitling its directors and executive officers to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law. Its Bylaws provide that the Company must indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the Company, or serves or served any other enterprise at its request.

Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities that might be imposed as a result of such claims, actions, suits or proceedings that may be brought against them by reason of being or having been such directors and officers.

As far as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons under the forgoing provisions or otherwise, the Company has been advised that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Act and is therefore unenforceable. It is the stated position of the SEC that: “Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant, under the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.”

If a claim for indemnification against liabilities (other than the payment of expenses incurred or paid by director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 7.                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

Exhibit No.	Description

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.

10.1	Mackinac Financial Corporation 2012 Incentive Compensation Plan.

23.1	Consent of Plante Moran, PLLC, independent registered public accounting firm.

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9.  Undertakings.

The Company hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)                                 To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)                                 To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(3)                                 to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(b)                                 that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(c)                                  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manistique, State of Michigan, on August 9, 2012.

MACKINAC FINANCIAL CORPORATION

By:	/s/ PAUL D. TOBIAS
Paul D. Tobias
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of MACKINAC FINANCIAL CORPORATION, a Michigan corporation (the “Company”), hereby constitutes and appoints Paul D. Tobias and Ernie R. Krueger, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of 757,848 shares of the Company’s Common Shares to be issued pursuant to the Mackinac Financial Corporation 2012 Incentive Compensation Plan and any of the documents relating to such registration statement; any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ PAUL D. TOBIAS	Chairman, Chief Executive Officer,	August 9, 2012
Paul D. Tobias	and Director

/s/ ERNIE R. KRUEGER	Executive Vice President and	August 9, 2012
Ernie R. Krueger	Chief Financial Officer

/s/ KELLY W. GEORGE	President, Chief Executive Officer,	August 9, 2012
Kelly W. George	and Director

/s/ WALTER J. ASPATORE	Director	August 9, 2012
Walter J. Aspatore

/s/ DENNIS B. BITTNER	Director	August 9, 2012
Dennis B. Bittner

/s/ JOSEPH D. GAREA	Director	August 9, 2012
Joseph D. Garea

/s/ ROBERT E. MAHANEY	Director	August 9, 2012
Robert E. Mahaney

/s/ RANDOLPH C. PASCHKE	Director	August 9, 2012
Randolph C. Paschke

/s/ L. BROOKS PATTERSON	Director	August 9, 2012
L. Brooks Patterson

/s/ ROBERT H. ORLEY	Director	August 9, 2012
Robert H. Orley

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.

10.1	Mackinac Financial Corporation 2012 Incentive Compensation Plan.

23.1	Consent of Plante Moran, PLLC, independent registered public accounting firm.

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page to this Registration Statement).